Exhibit 99.1

Four-Star General (USAF, retired) Lance Lord joins Carrier Access Board of Directors

Carrier Access Increases Board Of Directors To Seven

July 20, 2006 - Boulder, CO - Carrier Access Corporation (NASDAQ: CACS, www.carrieraccess.com) announced today that General (USAF, retired) Lance W. Lord, former Commander, Air Force Space Command at Peterson Air Force Base in Colorado, has joined its Board of Directors.

General Lord was responsible for the development, acquisition, and operation of the Air Force’s space and missile systems, including the global network of communications and intelligence satellites, the missile warning system, and the ICBM launch facilities. He led nearly 40,000 space professionals who provide combat forces and capabilities to North American Aerospace Defense Command and U.S. Strategic Command.

“We are honored that General Lord has accepted our invitation to join our Board of Directors,” stated Roger Koenig, Chairman, President and CEO of Carrier Access. “We look forward to benefiting from his leadership, management experience, and global viewpoint, as well as from his insights into the evolving needs of our public sector customers.”

“I believe that Carrier Access has the right products at the right time for the mission critical operations in the communications industry - whether it be wireline, wireless, or secure satellite communications. Their Board of Directors is impressive and I’m excited to be joining such a well qualified team,” stated Lance Lord.

General Lord will be the seventh member of the Carrier Access Board of Directors, joining Roger Koenig, Nancy Pierce, John Barnett, Mark Floyd, Thomas Lamming, and David Laube.

About Carrier Access

Carrier Access (www.carrieraccess.com) designs and manufactures carrier class equipment that allows service providers and their business customers the ability to evolve their networks gracefully to IP, allowing them to increase network capacity, lower costs, and accelerate service revenue. Carrier Access is the leading provider of radio access network technology in North America, with tens of thousands of cell site nodes deployed, and is also a leading provider of VoIP solutions that converge voice and data over a single IP network connection. Carrier Access solutions help its customers do more with less.

Contact: Audra Burke

303-218-5455